EXHIBIT 99.1

7 November 2014
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE” or the “Company”)

TOTAL VOTING RIGHTS

Further to the announcement on 6 November 2014 made by Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in direct real estate and real estate loans in Europe, the Company announces that on 6 November 2014 it issued 119,568 new ordinary shares of no par value in the capital of the Company ("New Shares") to KW Investment Management Ltd. (the "Investment Manager") as part payment of the management fee due to it for the quarter ended 30 September 2014 (pursuant to the terms of the investment management agreement dated 25 February 2014 and entered into between the Investment Manager and the Company).
Application will be made to the Financial Conduct Authority ("FCA") for the New Shares to be admitted to listing on the premium segment of the Official List of the FCA and to the London Stock Exchange plc (the "LSE") for the New Shares to be admitted to trading on the LSE's main market for listed securities ("Admission"). It is expected that Admission will take place on or around 13 November 2014.
As at 7 November 2014, the Company's share capital consists of a total of 135,283,293 ordinary shares of no par value (the "Ordinary Shares"), with each such Ordinary Share carrying the right to one vote. The Company does not hold any Ordinary Shares in treasury. The total number of voting rights in KWE is therefore 135,283,293. The above figure (135,283,293) may be used by shareholders of the Company as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change in their interest in, the share capital of the Company under the Company’s articles of association and the FCA's Disclosure and Transparency Rules.
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Richard Sunderland/ Nick Taylor/ Dido Laurimore +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company (LSE: KWE) that invests in real estate and real estate loans in Europe. The Company's primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. The Company is regulated by the Jersey Financial Services Commission. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilsoneuropeplc.com

About Kennedy Wilson

Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com